Exhibit 99.1

Bio-Path Holdings Appoints Paul Aubert to its Board of Directors

HOUSTON—February 5, 2018 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the appointment of Paul Aubert to its Board of Directors.

“I am delighted to welcome Paul to the Bio-Path Board of Directors. He brings a unique understanding of corporate law, finance and deep transactional experience which will undoubtedly serve as a great resource for Bio-Path moving forward,” said Peter H. Nielsen, Chief Executive Officer of Bio-Path Holdings. “As a former General Counsel for a specialty pharmaceutical company, Paul's executive management experience should provide valuable insights for our team.”

“I am pleased to be joining Bio-Path at this exciting juncture in the development of its targeted DNAbilize platform, particularly as it offers potentially life-saving therapeutics for patients with blood cancers and solid tumors who have few other treatment options,” Mr. Aubert commented. “I see tremendous potential and I look forward to working with Bio-Path to advance its pipeline to the benefit of cancer patients.”

Mr. Aubert is currently the sole Shareholder at Paul Aubert PLLC. Before founding the firm, he served as General Counsel at Pernix Therapeutics Holdings, Inc., a Nasdaq-listed specialty pharmaceutical company. Earlier, he was a Shareholder at Winstead PC, a national law firm headquartered in Dallas, Texas, where he represented numerous public and private companies in a variety of securities and M&A transactions. Mr. Aubert has also worked as an attorney in the Corporate and Securities practice groups at several other national and international law firms. Mr. Aubert holds a J.D. from Tulane University School of Law, an M.B.A. from Tulane University A.B. Freeman School of Business and a B.A. from Louisiana State University – Baton Rouge.

In connection with the appointment of Mr. Aubert, the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notified the Company that with Mr. Aubert’s appointment to the Board and the Audit Committee, Nasdaq determined that the Company has regained compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A) regarding the composition of the Board and Audit Committee.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369